For further information, contact:
   John B. Kelley, Vice President
   Phone 808-525-8422
   E-mail: invrel@abinc.com



                                                     For Immediate Release
                                                     Thursday, January 27, 2005

                     A&B REPORTS 2004 NET INCOME OF $100.7 MILLION
                     ---------------------------------------------
                               FULL-YEAR INCOME UP 24%

         Honolulu (January 27, 2005)--Alexander & Baldwin, Inc. (NASDAQ:ALEX) today reported net income for the full year 2004 of $100,700,000, or $2.33 per fully diluted share. For the full year 2003, the Company reported net income of $81,300,000, or $1.94 per fully diluted share. Fully diluted earnings per share rose by $0.39, or 20 percent. Revenue in the full year 2004 was $1,494,300,000, compared with $1,228,500,000 in the full year 2003.

         For the fourth quarter of 2004, net income was $18,700,000, or $0.42 per fully diluted share. Net income in the fourth quarter of 2003 was $18,800,000, or $0.44 per fully diluted share. Revenue in the fourth quarter of 2004 was $394,000,000, compared with revenue of $326,700,000 in the fourth quarter of 2003.

COMMENTS ON QUARTER, YEAR & OUTLOOK

         "2004 results were outstanding, exceeding objectives that the Company had established at the beginning of the year," said Allen Doane, president and chief executive officer of A&B. "Our Transportation segment achieved a 20 percent increase in operating profit as a result of management initiatives as well as continued strengthening of the Hawaii economy. These same economic conditions in Hawaii, when added to a number of well-timed and executed new development investments, resulted in our Real Estate segment increasing its operating profit by 21 percent in 2004. In fact, our investments over the last several years in A&B's two core businesses were essential to the company's growth in 2004.

         "Even the fourth quarter results exceeded our internal targets, thanks primarily to Matson Navigation Company and its subsidiary, Matson Integrated Logistics. Matson realized extremely strong growth in volume in the quarter, necessitating the addition of reserve shipping capacity to its Hawaii service. In Food Products, HC&S had a strong finish to a difficult year. Full-year results in Food Products finished only slightly below the prior year as a result of the strong finish. Although there was nominal sales activity in Real Estate-Sales in the quarter, this had been anticipated and described in earlier communications. For the year, operating profit from Real-Estate Sales increased a stellar 45 percent.

         "As far as the outlook for 2005, we expect to improve upon 2004. Matson's Hawaii fleet is now back to its normal 8-ship configuration and Hawaii's economy appears to have momentum that will carry through for the remainder of the year. The real estate market continues to be favorable--conditions are certainly better suited to sellers of real estate than to buyers.

         "2005 will not be without its challenges, however. We expect increased competitive impact at Matson as new competitor capacity is brought into the Hawaii trade. In addition, we fully intend to maintain our real estate acquisition discipline, suggesting that it will be more difficult to find new investments with attractive returns in the near term. We will be patient, as we know that in real estate there is a time to buy and a time to sell.

         "Challenges notwithstanding, we are optimistic about our Company's prospects for the years ahead."

TRANSPORTATION--OCEAN TRANSPORTATION

-------------------------------------------------------------------------------
                                             Quarter Ended December 31
-------------- -----------------------------------------------------------------
Dollars in Millions                    2004                  2003         Change
--------------------------------------------------------------------------------
  Revenue                            $ 230.5               $ 199.3          16%
  Operating Profit                   $  25.3               $  32.8        - 23%
--------------------------------------------------------------------------------
Volume (Units)
-------------------------------------------------------------------------------
  Hawaii Containers                   45,600                42,200           8%
  Hawaii Automobiles                  46,700                36,200          29%
  Guam Containers                      4,000                 4,100         - 2%
--------------------------------------------------------------------------------

         For the fourth quarter of 2004, Ocean Transportation revenue of $230.5 million was $31.2 million, or 16 percent, higher than the fourth quarter of 2003. This increase was due to higher Hawaii container and auto volume, improved yields and cargo mix, and increases in the bunker fuel surcharge necessitated by higher fuel costs. Total Hawaii container volume was eight percent higher than the fourth quarter of 2003. Total Hawaii automobile volume was 29 percent higher, the result of unusually high shipments of autos for use in rental car fleets. The greater cargo volume continues to reflect Hawaii's economic growth and, especially, the continuing high level of construction activity.

         Operating profit of $25.3 million was $7.5 million, or 23 percent, lower than the fourth quarter of 2003. This decrease was primarily the result of a $16.7 million pension conversion settlement gain--the largest of three non-recurring items that together boosted operating profit by a net $10.7 million in the fourth quarter of 2003. During the fourth quarter of 2004, cargo volume was strong but Matson operated two additional ships for most of the quarter to help meet that demand and to offset the effects of shoreside labor shortages in Southern California ports.

--------------------------------------------------------------------------------
                                               Year Ended December 31
--------------------------------------------------------------------------------
Dollars in Millions                   2004                  2003          Change
--------------------------------------------------------------------------------
  Revenue                           $ 850.1               $ 776.3           10%
  Operating Profit                  $ 108.3               $  93.2           16%
--------------------------------------------------------------------------------
Volume (Units)
--------------------------------------------------------------------------------
  Hawaii Containers                 169,300               162,400            4%
  Hawaii Automobiles                157,000               145,200            8%
  Guam Containers                    17,200                17,800          - 3%
--------------------------------------------------------------------------------

         For the full year 2004, Ocean Transportation revenue of $850.1 million was $73.8 million, or 10 percent, higher than the full year 2003. This increase was due to higher Hawaii cargo volume, improved yields and cargo mix, increases in the fuel surcharge and vessel charters. Total Hawaii container cargo rose four percent and automobiles eight percent in the full year 2004 compared with the full year 2003.

         Operating profit of $108.3 million was $15.1 million, or 16 percent, higher than the full year 2003. This improvement was primarily the result of the factors that increased revenue, plus the absence of an excise tax accrual that took place in 2003, and lower general and administrative costs. These factors were partially offset by added vessel operating expenses, higher cargo handling costs and depreciation. Matson's bunker fuel surcharge offset markedly higher fuel costs. As in the fourth quarter, the three non-recurring items added a net $10.7 million to 2003 results. Absent that factor, the improvement between 2003 and 2004 would have been greater.

TRANSPORTATION--LOGISTICS SERVICES

--------------------------------------------------------------------------------
                                            Quarter Ended December 31
--------------------------------------------------------------------------------
Dollars in Millions                     2004                  2003      Change
--------------------------------------------------------------------------------
  Revenue                             $ 109.8              $ 68.5        60%
  Operating Profit                    $   3.1              $  1.0        3.1 X
--------------------------------------------------------------------------------
                                              Year Ended December 31
--------------------------------------------------------------------------------
Dollars in Millions                     2004                 2003       Change
--------------------------------------------------------------------------------
  Revenue                             $ 376.9              $ 237.7       59%
  Operating Profit                    $   8.9              $   4.3       2.1 X
--------------------------------------------------------------------------------

         As in prior periods, the strong growth in revenue and operating profit for the fourth quarter and full year 2004 in the Logistics Services business was mainly the result of increased customer volume. A 40 percent increase in units handled in the quarter and a 48 percent increase for the year were due to the combined effect of an acquisition in late 2003 and unit growth in virtually all segments of the business--domestic, international, highway and airfreight.

REAL ESTATE--LEASING

--------------------------------------------------------------------------------
                                             Quarter Ended December 31
--------------------------------------------------------------------------------
Dollars in Millions                     2004                  2003        Change
--------------------------------------------------------------------------------
  Revenue                             $ 21.7                $ 20.3           7%
  Operating Profit                    $ 10.0                $  9.8           2%
--------------------------------------------------------------------------------
Occupancy Rates
--------------------------------------------------------------------------------
  Mainland                               95%                   94%           1%
  Hawaii                                 91%                   91%           --
--------------------------------------------------------------------------------
Leasable Space (Million sq. ft.)
--------------------------------------------------------------------------------
  Mainland                               3.7                   3.7           --
--------------------------------------------------------------------------------
  Hawaii                                 1.7                   1.7           --
--------------------------------------------------------------------------------

         For the fourth quarter of 2004 (before removing amounts treated as discontinued operations), property leasing revenue of $21.7 million was $1.4 million, or seven percent, higher than in the fourth quarter of 2003. Operating profit was $200,000, or two percent, higher. The improved revenue and operating profit resulted from a small increase in Mainland property occupancy levels and the net effect of numerous changes in rental rates and occupancies, and receipt of a lease termination payment. Comparing the two periods, the composition of the leased property portfolio was relatively stable. At year-end 2004, it consisted of 3.7 million square feet of leasable space on the Mainland and 1.7 million in Hawaii, the same as at year-end 2003.

--------------------------------------------------------------------------------
                                                Year Ended December 31
--------------------------------------------------------------------------------
Dollars in Millions                      2005                 2003        Change
--------------------------------------------------------------------------------
  Revenue                              $ 83.8               $ 80.3           4%
  Operating Profit                     $ 38.8               $ 37.0           5%
--------------------------------------------------------------------------------
Occupancy Rates
--------------------------------------------------------------------------------
  Mainland                                95%                  93%           2%
  Hawaii                                  90%                  90%           --
--------------------------------------------------------------------------------

         For the full year 2004 (before removing amounts treated as discontinued operations), growth in property leasing revenue and operating profit reflected primarily higher occupancies in the Mainland commercial leasing portfolio and higher rental rates.

REAL ESTATE--SALES

--------------------------------------------------------------------------------
                                              Quarter Ended December 31
--------------------------------------------------------------------------------
Dollars in Millions                     2004                 2003         Change
--------------------------------------------------------------------------------
  Revenue                              $ 2.3               $ 10.3         - 78%
  Operating Profit                    ($ 0.3)              $  2.8           NA
--------------------------------------------------------------------------------

         As anticipated and described in earlier earnings releases, few property sales took place in the fourth quarter of 2004. Sales revenue of $2.3 million was $8.0 million lower than in the fourth quarter of 2003. In both 2003 and 2004, the majority of property sales in the respective years took place prior to the fourth quarter.

         The most prominent sales during the fourth quarter of 2004 were of two floors at the Alakea Corporate Tower office condominium for a total of $2.0 million. By comparison, sales during the fourth quarter of 2003 included two lots at Maui Business Park for $1.0 million and eight floors at the Alakea Corporate Tower for a total of $8.7 million, as well as joint venture income, including sales of 37 homes at Kai Lani, on Oahu.

--------------------------------------------------------------------------------
                                               Year Ended December 31
--------------------------------------------------------------------------------
Dollars in Millions                      2004                 2003        Change
--------------------------------------------------------------------------------
  Revenue                              $ 82.3               $ 63.8          29%
  Operating Profit                     $ 34.6               $ 23.9          45%
--------------------------------------------------------------------------------


         For the full year 2004, sales revenue of $82.3 million was $18.5 million, or 29 percent greater than in 2003. Operating profit of $34.6 million was $10.7 million, or 45 percent, greater. Sales in 2004 included 33 Maui and Oahu commercial properties for $24 million, three residential development parcels for $13.8 million, 17-1/2 office condominium floors for a total of $19.3 million and 28 residential properties for $23.2 million.

         By comparison, sales during the full year 2003 included a shopping center in Nevada for $23.5 million, 18 Maui and Oahu commercial properties for $19.3 million, 8 office condominium floors for a total of $8.7 million and 23 residential properties for $9.2 million.

         There were no sales of property during the fourth quarters of 2004 or 2003 that resulted in discontinued operations. Leasing revenue and operating profit for the two quarters included one commercial property in California, one commercial property in Texas and one office building in Hawaii that the Company intends to sell.

         Discontinued operations for the full year 2004 included the sale, for $1.0 million, of a Maui property and the leasing income from the above-mentioned commercial properties in California and Texas, and the office building in Hawaii. Sales in 2003 that were classified as discontinued operations included the sales of the Nevada property and five commercial properties on Maui.

FOOD PRODUCTS

--------------------------------------------------------------------------------
                                           Quarter Ended December 31
--------------------------------------------------------------------------------
Dollars in Millions                     2004                 2003         Change
--------------------------------------------------------------------------------
  Revenue                             $ 32.2               $ 29.3          10%
  Operating Profit                    $  1.3               $  0.5         2.6 X
--------------------------------------------------------------------------------
Tons Sugar Produced                   56,400               49,500          14%
--------------------------------------------------------------------------------

         For the fourth quarter of 2004, Food Products revenue of $32.2 million was $2.9 million, or 10 percent, higher than in 2003, due mainly to higher power sales volume and rates, and higher raw sugar production and sales. In the continuing effort to recover from the production shortfall in the first half of the year, 6,900 more tons of raw sugar were harvested and processed in this year's fourth quarter than during the comparable period of 2003.

         Operating profit for the fourth quarter of 2004 exceeded the fourth quarter of 2003 by about $800,000. The factors noted above that raised revenue were nearly offset by a $1.6 million write-down of the '04 coffee crop to market value due to an unexpectedly low harvest and to continuing low sugar prices.

--------------------------------------------------------------------------------
                                                  Year Ended December 31
--------------------------------------------------------------------------------
Dollars in Millions                    2004                 2003          Change
--------------------------------------------------------------------------------
  Revenue                            $ 112.8              $ 112.9            0%
  Operating Profit                   $   4.8              $   5.1          - 6%
--------------- ----------------------------------------------------------------
Tons Sugar Produced                  198,800              205,700          - 3%
--------------------------------------------------------------------------------

         For the full year 2004, Food Products revenue was flat with that of 2003. The benefits of higher electrical power sales volume and prices, and stronger food-grade sugar and roasted coffee sales were offset by the lower raw sugar production and sales prices. Power sales of $15.3 million were 56 percent higher than the full year 2003.

         Full-year 2004 operating profit declined by $300,000 compared with 2003, due mainly to lower raw sugar prices, three-percent lower raw sugar production, the $1.6 million coffee write -down and multiple effects of high energy costs, partially offset by the benefits of higher power sales and rates.

CORPORATE EXPENSE, TAX RATE

         For the fourth quarter of 2004, corporate expenses of $6.1 million were $1.1 million, or 22 percent higher than the fourth quarter of 2003. For the full year 2004, corporate expenses of $20.3 million were $5.1 million, or 34 percent, higher than full-year 2003. The increases were due principally to expenses of Sarbanes-Oxley compliance and also to an increase in incentive bonus accruals.

         The consolidated tax rate was 38.0 percent for 2004. This compared with a rate of 36.8 percent in 2003. The increase in the rate was due in large part to an increase in current state income taxes due to higher income. The Company's statutory combined federal and state tax rate is approximately 38.2%. The effective rate varies with changes in the geographic location of our operations.

BALANCE SHEET COMMENTS

         During the third quarter of 2004, Matson took delivery of a new vessel. Related to the delivery and financing of the ship, Matson retired $100 million of commercial paper notes using funds from the capital construction fund. The combination of those steps accounts for virtually all of the $125 million net reduction in the capital construction fund balance. The $116 million reduction in long-term debt is the net of the commercial paper retirement and normal debt repayments, offset by the new borrowing for the ship. The $43 million net increase in investments was primarily due to the Hokua joint venture. The $54 million increase in Property, Net is primarily due to the new ship offset, in part, by depreciation.

CASH FLOW COMMENTS

         Comparing the full year 2004 with that of 2003, operating cash flows increased by $37 million, due primarily to higher earnings. The net $140 million withdrawn from the capital construction fund and the net $102 million decrease in debt also reflect primarily the previously mentioned ship delivery, financing and associated retirement of commercial paper.

         Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and intermodal services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in food products, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com. Statements in this press release that are not historical facts are "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.


                              ALEXANDER & BALDWIN, INC.
                              -------------------------
                 2004 and 2003 Fourth-Quarter and Full-Year Results
                 --------------------------------------------------

                                                    2004                        2003
                                                    ----                        ----
 Three Months Ended December 31:
 ------------------------------
 Revenue                                        $394,000,000                $326,700,000
 Income From Continuing Operations               $18,400,000                 $18,000,000
 Discontinued Operations:  Properties1              $300,000                    $800,000
 Net Income                                      $18,700,000                 $18,800,000
 Basic Share Earnings
      Continuing Operations                            $0.43                       $0.43
      Net Income                                       $0.44                       $0.44
 Diluted Share Earnings
      Continuing Operations                            $0.42                       $0.42
      Net Income                                       $0.42                       $0.44
 Average Shares Outstanding                       42,900,000                  42,000,000
 Diluted Average Shares Outstanding               43,600,000                  42,500,000

 Year Ended December 31:
 ----------------------
 Revenue                                      $1,494,300,000              $1,228,500,000
 Income From Continuing Operations               $98,700,000                 $68,300,000
 Discontinued Operations:  Properties1            $2,000,000                 $13,000,000
 Net Income                                     $100,700,000                 $81,300,000
 Basic Share Earnings
      Continuing Operations                            $2.32                       $1.64
      Net Income                                       $2.37                       $1.95
 Diluted Share Earnings
      Continuing Operations                            $2.29                       $1.63
      Net Income                                       $2.33                       $1.94
 Average Shares Outstanding                       42,600,000                  41,600,000
 Diluted Average Shares Outstanding               43,200,000                  41,900,000

1  "Discontinued Operations:  Properties" consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.




                                                   Industry Segment Data, Net Income
                                                   ---------------------------------
                                          (In Millions, Except Per Share Amounts, Unaudited)

                                                         Three Months Ended                  Year Ended
                                                         ------------------                  ----------
                                                             December 31,                    December 31,
                                                             ------------                    ------------
                                                         2004            2003            2004            2003
                                                         ----            ----            ----            ----
Revenue:
  Transportation
      Ocean Transportation                            $    230.5      $    199.3      $    850.1      $    776.3
      Logistics Services                                   109.8            68.5           376.9           237.7
  Real Estate
      Leasing                                               21.7            20.3            83.8            80.3
      Sales                                                  2.3            10.3            82.3            63.8
      Less Amounts Reported In
         Discontinued Operations                            (1.0)           (1.0)           (5.1)          (42.5)
  Food Products                                             32.2            29.3           112.8           112.9
   Reconciling Items                                        (1.5)             -             (6.5)             -
                                                      ----------      ----------      ----------      ----------
      Total Revenue                                   $    394.0      $    326.7      $  1,494.3      $  1,228.5
                                                      ==========      ==========      ==========      ==========

Operating Profit, Net Income:
  Transportation
      Ocean Transportation                            $     25.3      $     32.8      $    108.3      $     93.2
      Logistics Services                                     3.1             1.0             8.9             4.3
  Real Estate
      Leasing                                               10.0             9.8            38.8            37.0
      Sales                                                 (0.3)            2.8            34.6            23.9
      Less Amounts Reported In
         Discontinued Operations                            (0.6)           (1.3)           (3.3)          (20.9)
  Food Products                                              1.3             0.5             4.8             5.1
                                                      ----------      ----------      ----------      ----------
      Total Operating Profit                                38.8            45.6           192.1           142.6
  Write-Down of Long-Lived Assets                            -              (7.7)            -              (7.7)
  Interest Expense                                          (3.1)           (3.5)          (12.7)          (11.6)
  Corporate Expenses                                        (6.1)           (5.0)          (20.3)          (15.2)
                                                      ----------      ----------      ----------      ----------
      Income From Continuing Operations
         Before Income Taxes                                29.6            29.4           159.1           108.1
  Income Taxes                                             (11.2)          (11.4)          (60.4)          (39.8)
                                                      ----------      ----------      ----------      ----------
  Income From Continuing Operations                         18.4            18.0            98.7            68.3
      Discontinued Operations: Properties                    0.3             0.8             2.0            13.0
                                                      ----------      ----------      ----------      ----------
  Net Income                                          $     18.7      $     18.8      $    100.7      $     81.3
                                                      ==========      ==========      ==========      ==========

  Basic Earnings Per Share, Continuing Operations     $     0.43      $     0.43      $     2.32      $     1.64
  Basic Earnings Per Share, Net Income                $     0.44      $     0.44      $     2.37      $     1.95

  Diluted Earnings Per Share, Net Income              $     0.42      $     0.44      $     2.33      $     1.94

  Average Shares                                            42.9            42.0            42.6            41.6
  Diluted Shares                                            43.6            42.5            43.2            41.9



                           Consolidated Balance Sheets
                           ---------------------------
                                  (In Millions)

                                        December 31,            December 31,
                                        ------------            ------------
                                            2004                    2003
                                            ----                    ----
                                                     (Unaudited)

ASSETS
Current Assets                          $       288             $       247
Investments                                     111                      68
Real Estate Developments                         82                      77
Property, Net                                 1,133                   1,079
Capital Construction Fund                        40                     165
Other Assets                                    124                     124
                                        -----------             -----------
                  Total                 $     1,778             $     1,760
                                        ===========             ===========

LIABILITIES & EQUITY
Current Liabilities                     $       235             $       183
Long-Term Debt                                  214                     330
Post-Retirement Benefit Obligs.                  45                      44
Other Long-Term Liabilities                      41                      36
Deferred Income Taxes                           339                     356
Shareholders' Equity                            904                     811
                                        -----------             -----------
                  Total                 $     1,778             $     1,760
                                        ===========             ===========


                        Consolidated Statements of Cash Flows
                        -------------------------------------
                                  (In Millions)
                                                    Year Ended
                                                    ----------
                                                    December 31,
                                                    ------------
                                            2004                    2003
                                            ----                    ----
                                                    (Unaudited)

Operating Cash Flows                  $       173.0           $       135.7
Capital Expenditures                         (151.2)                 (214.0)
CCF Withdrawals, Net                          140.3                    43.0
Proceeds From Issuance of
    (Payment of) Debt, Net                   (101.8)                   60.1
Repurchases of Capital Stock                   (2.3)                    -
Dividends Paid                                (38.3)                  (37.4)
All Other, Net                                 16.4                    18.4
                                      -------------           -------------
Increase/(Decrease) In Cash           $        36.1           $         5.8
                                      =============           =============

Depreciation                          $       (80.3)          $       (72.6)
                                      =============           =============

                             #####